Exhibit 10.1(c)

I am pleased to inform you that the Compensation Committee of the WellPoint, Inc. (“WellPoint”) Board of Directors has awarded you XXXX restricted shares of WellPoint common stock (“Restricted Stock”) pursuant to Section 7 of the WellPoint Stock Incentive Plan, as Amended and Restated January 1, 2003 (the “Plan”). This award is effective XXXXXXXX (the “Award Date”) on the following terms and conditions:

Lapsing of Restrictions. The shares of Restricted Stock shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of during the “Restricted Period.” The “Restricted Period” applicable to the number of shares of Restricted Stock listed in the “Shares” column below shall commence on the Award Date and shall lapse on the date listed in the “Lapse Date” column below:

Shares	Lapse Date

Notwithstanding the foregoing, termination of your employment with WellPoint and its subsidiaries will affect your Restricted Stock as follows, depending upon the reason for your termination: (a) if your employment is terminated due to your death or Disability (as defined in the applicable WellPoint Long-Term Disability Plan), then the Restricted Period shall immediately lapse, causing any restrictions which would otherwise remain on your Restricted Stock to immediately lapse; (b) if your employment is terminated by WellPoint or you for any other reason, except Retirement (defined as termination of employment after attaining age 55 with at least 10 completed years of service), then all Restricted Stock for which the Restricted Period had not lapsed prior to the date of your termination shall be immediately forfeited; (c) if your employment terminates due to your Retirement, the restrictions upon the Restricted Stock will continue to lapse throughout the Restricted Period; provided that if your employment terminates due to your Retirement during calendar year 2006, your Restricted Stock shall be forfeited on a pro-rata basis, measured by the number of months in 2006 during which you were employed by WellPoint or its subsidiaries (e.g., if your Retirement occurs in September, 25% (or 3/12) of your Restricted Stock will be forfeited), and the non-forfeited portion of your Restricted Stock shall continue to lapse throughout the Restricted Period according to the schedule set forth above; and (d) in the event a Change In Control (as defined in the Plan) occurs before your employment is terminated, the Restricted Period shall immediately end, causing any restrictions which would otherwise remain to immediately lapse; provided, however, that in the event that you are a participant in the WellPoint, Inc. Executive Severance Plan, effective January 1, 2006 (the “Severance Plan”), the lapsing of the Restricted Period upon or in connection with a “change of control” (as defined therein) shall be determined in accordance with Sections 4.1 and 4.3 of the Severance Plan. Moreover, if you are an Executive (as defined by WellPoint) at the time of your termination, your Restricted Stock shall be forfeited if you breach any provision of Section 3.6 or 3.10 of the Severance Plan, regardless of whether you are then a participant in such Severance Plan, in which case you shall be subject to the “Return of Consideration” provision contained in Section 3.7 of the Severance Plan.

Legend. During the Restricted Period, certificates evidencing the Restricted Stock shall be held by WellPoint and shall bear the following legend:

“These shares have been issued pursuant to the WellPoint Stock Incentive Plan (the “Plan”) and are subject to forfeiture to WellPoint, Inc. in accordance with the terms of the Plan and an Agreement between WellPoint, Inc. and the person in whose name the certificate is registered. These shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of except in accordance with the terms of the Plan and said Agreement.”

The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Compensation Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on WellPoint’s HR intranet. A paper copy of the Plan and the prospectus will be provided to you upon your written request to WellPoint at WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.

Rights as a Shareholder. Subject to the restrictions contained in this Agreement, you shall have all rights of a shareholder with respect to shares of Restricted Stock including, but not limited to, the right to vote shares of Restricted Stock and the right to receive dividends and other distributions paid thereon.

Withholding. WellPoint shall withhold all applicable taxes required by law from all amounts paid in satisfaction of the award. You must notify the WellPoint Stock Plan Administrator in writing at least 14 days prior to the applicable Expiration Date that you elect to satisfy the withholding obligation by paying the amount of any taxes in cash, check

Restricted Stock Award Agreement - General

or with shares of WellPoint common stock already owned by you. If you do not provide such notice, with the approval of the Compensation Committee and if permissible under Section 16 of the Securities Exchange Act of 1934, as amended, shares of WellPoint common stock from this Award will be delivered to cover such payment. The amount of the withholding and, if applicable, the number of shares to be deducted shall be determined by the Compensation Committee as of when the withholding is required to be made, provided that the number of shares of WellPoint common stock so withheld or delivered shall have a fair market value (as determined by the Compensation Committee) which does not exceed the minimum required amount of such withholding. Until all taxes have been paid, no shares will be issued to you.

Compliance with Rule 144. The shares of WellPoint common stock awarded pursuant to this Agreement will have been registered under the Securities Act of 1933, as amended (the “1933 Act”). If you are an “affiliate” of WellPoint, as that term is defined in Rule 144, promulgated pursuant to the 1933 Act (“Rule 144”), you may not sell the shares of WellPoint common stock received except in compliance with Rule 144. Certificates representing shares of WellPoint common stock issued to an “affiliate” of WellPoint may bear a legend setting forth such restrictions on the disposition or transfer of the shares of WellPoint common stock as WellPoint deems appropriate to comply with federal and state securities laws.

Other Plans. You acknowledge that any income derived from the sale of shares will not affect your participation in, or benefits under, any other benefit plan maintained by WellPoint.

No Continued Employment. Nothing in this Agreement shall restrict the right of WellPoint to terminate your employment at any time with or without Cause (defined as a violation of a “work guideline” as such term is defined in the WellPoint Associate Handbook).

Notices. All notices by you or your assigns to WellPoint shall be addressed to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration, or such other address as WellPoint may from time to time specify. All notices to you shall be addressed to you at your address in WellPoint’s records.

If you do not want to accept this award, please return this Agreement, executed by you below, at any time within 60 days after the Award Date to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration. Do not return a signed copy of this Agreement if you accept the award. If you do not return a signed copy of this Agreement within 60 days after the Award Date, you will have accepted the award and agreed to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan, which together make WellPoint’s Award Agreement with you.

WELLPOINT, INC.

By:

Printed:	William J. Ryan

Its:	Chairman, Compensation Committee WellPoint, Inc. Board of Directors

I DO NOT accept this award:

Signature:

Printed Name:

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